NEWS RELEASE
Investor Relations Contact:
Quintin V. Kneen
Vice President — Finance and Investor Relations
(281) 878-5612
quintin.kneen@grantprideco.com
Grant Prideco Reaches Agreement to Sell Selected
Tubular Businesses for $800 Million
     HOUSTON, October 30 — Grant Prideco, Inc. (NYSE:GRP) today announced that it has entered into a definitive agreement with Vallourec S.A. to sell three of the four business units within its Tubular Technologies and Services (TTS) segment for $800 million. The business units included in the sale are Atlas Bradford Premium Threading & Services, TCA, and Tube-Alloy, which had combined revenues of $229 million for the twelve month period ended September 30, 2007.
     Michael McShane, Chairman, President, and CEO, commented, “With the recent consolidation in the OCTG marketplace, this transaction represents an opportunity to combine the Company’s leading tubular services businesses with a world-class tubular mill. The benefits of this combination have resulted in an attractive selling price for Grant Prideco.”
     The sale does not include the XL Systems business unit, which is also included in the TTS segment. The businesses sold represented $40.4 million, or 73% of TTS’s year-to-date operating income as reported in the Company’s most recent earnings release. Subject to regulatory approvals, the Company expects the transaction to close the latter part of 2007 or early 2008. Credit Suisse is acting as financial advisor to Grant Prideco.
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing,
Grant Prideco, Inc.
400 N. Sam Houston Pkwy. E., Suite 900 • Houston, TX USA 77060 • Tel: 281.878.8000 • Toll Free: 866.472.6861
www.grantprideco.com

GRP	2	10-30-2007
sales and service and a global leader in drill bit and specialty tools, manufacturing, sales and service.
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Grant Prideco, Inc.
400 N. Sam Houston Pkwy. E., Suite 900 • Houston, TX USA 77060 • Tel: 281.878.8000 • Toll Free: 866.472.6861
www.grantprideco.com